Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of Kadem Management, LLC. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 10th day of February, 2022.

KADEM MANAGEMENT, LLC

By:	/s/ Raymond E. Mabus, Jr.
Name:	Raymond E. Mabus, Jr.
Title:	Managing Member

By:	/s/ Charles Gassenheimer
Name:	Charles Gassenheimer
Title:	Managing Member

/s/ Raymond E. Mabus, Jr.
Raymond E. Mabus, Jr.

/s/ Charles Gassenheimer
Charles Gassenheimer